Exhibit 99.2

Cellectar Biosciences Reports First Quarter 2015 Financial Results and Provides Update on Clinical Programs

Management to Host Conference Call and Webcast Today at 5:00 PM EDT

MADISON, Wis., May 21, 2015, – Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical stage biopharmaceutical company developing innovative agents for the detection and treatment of cancer, is providing an update on its development programs and financial results for the first quarter 2015.

Clinical Development Program Updates:

I-124-CLR1404

•	After activating five large new centers this year, Cellectar has seen an increase in patient screening and anticipates a significant increase in enrollment in its Phase II trial of I-124-CLR1404 in glioblastoma. However, enrollment remains slower than expected and the company is evaluating potential strategies to leverage existing data from investigator-sponsored studies to modify its ongoing Phase II trial of I-124-CLR1404 in glioblastoma and reduce the time to successful trial completion.
•	Progress in investigator-sponsored clinical trials of I-124-CLR1404, including imaging of 30 patients with various brain cancers, should provide meaningful evidence for the optimal dose and imaging time-point for the use of I-124-CLR1404 in glioblastoma, the primary objective of the on-going company-sponsored Phase II trial in glioblastoma.

I-131-CLR1404

•	In April 2015, Cellectar initiated patient dosing in a proof-of-concept trial of I-131-CLR1404 in patients with relapsed or refractory multiple myeloma, an indication for which I-131-CLR1404 previously received orphan drug designation from the U.S. Food and Drug Administration. Based on data from the company’s Phase Ib trial, Cellectar anticipates that evidence of clinical activity will be assessable relatively early in the dose escalation process.

•	Cellectar continues to expect data from this program to be available by year-end 2015.

CLR1502

•	In February 2015, a publication featured on the cover of Neurosurgery, Official Journal of the Congress of Neurological Surgeons - the largest neurosurgical society in the world, demonstrated that Cellectar’s fluorescent, cancer-selective agents successfully provide visualization of glioma cells with high fidelity, and suggest their practical and promising potential to optimize tumor surgery.
•	During the first quarter of 2015, Cellectar submitted an investigational new drug (IND) application to the FDA to allow for initiation of a Phase I proof-of-concept trial of CLR1502 in breast cancer patients undergoing lumpectomy. The trial is intended to establish the safety and tolerability of CLR1502 while demonstrating its utility in the real-time identification of malignant tissue.
•	Cellectar is currently working with the FDA to determine if CLR1502 should be evaluated as an imaging agent through the Center for Drug Evaluation and Research (CDER) or as a combination product along with an imaging system (light source) through the Center for Devices and Radiological Health (CDRH).
•	Cellectar is working closely with the FDA to resolve this matter and expects to initiate its planned proof-of-concept study in the second half of 2015.

“Having recently initiated our proof-of-concept therapeutic trial in multiple myeloma, Cellectar now has two promising product candidates in registration-enabling clinical trials, both of which leverage the company’s proprietary broad-spectrum cancer targeting and retention technology and seek to address significant unmet medical needs in cancer care, ” commented Dr. Simon Pedder, Cellectar’s president and chief executive officer. “We look forward to advancing both programs, reporting preliminary data from each, and initiating our fluorescence-guided surgery program with our tumor illuminating agent, CLR1502.”

Financial Results for the Quarter Ended March 31, 2015:

Cellectar reported a net loss for the quarter ended March 31, 2014 of $2.3 million or ($0.30) per share versus a net loss of $2.9 million or ($1.03) per share for the comparable period in 2014.

Research and development (R&D) expenses for the quarter ended March 31, 2015 were $1.6 million, compared to $1.7 million for the first quarter of 2014. The decrease in first quarter 2015 R&D expense reflects a decrease in costs associated with supporting investigator-sponsored clinical studies partially offset by increases in personnel related costs.

Cellectar’s general and administrative (G&A) expenses for first quarter 2015 totaled $0.9 million reflecting a 13% decrease from the $1.1 reported for the comparable prior year period. The decrease reflects a reduction in consulting charges and legal fees, partially offset by a slight increase in travel-related activities.

Cellectar ended the quarter with $7.0 million in cash and cash equivalents compared to $9.4 million in cash and cash equivalents at December 31, 2014. Cellectar anticipates that available cash and cash equivalents should fund the company's planned operations into the fourth quarter 2015 and that additional capital will be required to complete all ongoing and planned clinical and preclinical trials of its product candidates.

Restatement of Prior Financial Statements:

As disclosed in a Form 8-K filed by the Company on May 18, 2015, the Audit Committee of the Board of Directors of Cellectar, in connection with an internal review conducted by Cellectar’s management, concluded that, because of a misapplication of the accounting guidance related to certain of the Company’s warrants, Cellectar’s previously issued unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2014 and audited consolidated financial statements for the twelve months ended December 31, 2014 should no longer be relied upon. Cellectar has filed an amended Form 10-Q/A for the third quarter of 2014 and an amended 2014 Form 10-K/A for the year ended December 31, 2014 reflecting the restatements which result in non-cash, non-operating financial statement corrections and have no impact on the Cellectar’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.

On August 20, 2014, in addition to other securities, Cellectar issued 3,833,333 warrants to purchase shares of our common stock at an exercise price of $4.68 per share as part of an underwritten offering. In connection with the election to participate in this offering by the holders of debentures representing $4,000,000 principal amount and related accrued interest of $172,435, Cellectar issued an additional 1,109,690 warrants. These warrants contain a cash settlement feature in the event there is no current prospectus to support the issuance of stock and warrant holder wishing to exercise the warrant, requests gross settlement rather than net settlement via cashless exercise.

The Audit Committee, together with management, determined that the financial statements subsequent to this issuance should be restated to reflect the warrants issued in August 2014 as liabilities, with subsequent changes in their estimated fair value recorded as non-cash income or expense in each affected period.

Conference Call and Webcast Today at 5:00 PM EDT:

Interested investors may participate in the conference call by dialing 888-646-8293 (domestic) or 973-453-3065 (international). Participants may also access both the live and archived webcast of the conference call on the investor relations section of Cellectar’s web site, www.cellectar.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of Phase I and Phase II product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. For additional information please visit www.cellectar.com.

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2014. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.